             CONSOLIDATED CONTAINER CO. NAMES NEW PRESIDENT/CEO,
                      ANNOUNCES SECOND QUARTER EARNINGS

IRVING, TX, (August 2, 2001) - Consolidated Container Company today announced that Stephen E. Macadam has been named President and Chief Executive Officer effective August 13. Steve has been Executive Vice President of the Pulp and Paperboard division of Georgia-Pacific Corporation (NYSE: GP). Mr. Macadam will succeed William L. Estes, who has resigned to pursue other investment opportunities.

Mr. Macadam, 41, joined Georgia-Pacific in March 1998. During his tenure, he dramatically improved the profitability of the $3.5 billion Pulp and Paperboard division, completed and integrated a $280 million acquisition and successfully consummated two joint ventures. Prior to Georgia-Pacific Mr. Macadam was with McKinsey & Company for ten years where he was a Partner in the Atlanta office and also began the firm's practice in Charlotte, NC. While at McKinsey he was a leader of the firm's operations practice. Before joining McKinsey he worked as an engineering manager for E.I. DuPont de Nemours. Mr. Macadam holds an MBA from Harvard Business School, where he was named a Baker Scholar, the school's highest academic honor, and an M.S. in finance from Boston College. He received a B.S. in mechanical engineering from the University of Kentucky.

James P. Kelley, a managing director of Vestar Capital Partners and a member of Consolidated Container's board of directors, said, "Bill Estes has done a good job rationalizing the many businesses that now make up Consolidated Container Company, reducing infrastructure cost, and pursuing new business opportunities. He took three separate companies and twelve smaller acquisitions and combined them to create one of the leading rigid plastic container companies in North America. With the rationalization now successfully behind us, it is now time to bring in a leader who can focus on fine-tuning the Company's business processes and building on the strategic platform that Bill established." Vestar Capital Partners is a private equity firm that is the controlling shareholder in Consolidated Container Company. Mr. Kelley added, "Steve Macadam demonstrated at Georgia-Pacific, and earlier at McKinsey, the leadership skills that can make Consolidated Container the preferred supplier to the many important customers that we serve. His experience in team building and innovation will also contribute to our goal of making Consolidated Container the best employer in the industry for our 4,400 employees. We're delighted to have attracted an executive of Steve's caliber to the Company."

Consolidated Container Company LLC also reported today their financial results for the quarter ended June 30, 2001. Second quarter 2001 revenues were $211.7 million, an increase of $18.6 million or 9.6% from the $193.1 million recorded in the second quarter of 2000. Earnings before interest taxes, depreciation and amortization (EBITDA) was $26.9 million for the second quarter 2001, as compared to $34.6 million for the comparable period a year ago. Last year's second quarter EBITDA included $3.0 million of income from a customer contract termination and an insurance recovery. Excluding that income, second quarter 2001 EBITDA declined by $4.7 million or 14.9%.



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

The $18.6 million increase in second quarter 2001 revenue is comprised of $7.8 million of higher sales prices as a result of the pass through of increased resin and other ancillary material costs and a $10.8 million, or approximately 5.5% increase in net sales as a result of higher volumes and the commercialization of two of our eight significant 2001 capital projects. The increased contribution from these sales was more than offset by increased plant operating costs. As a result of increased labor, utility and leasing costs, and, to a lesser extent, delays in passing along higher resin costs to customers, second quarter 2001 gross profit decreased by $5.6 million or 16.2% as compared to the same period a year ago.

Due to improvements in working capital management and the successful completion of a $28.8 million leasing program, net debt was reduced to $547.5 million, a decrease of $31.9 million from December 31, 2000 levels.

Bryan J. Carey, Chief Financial Officer commented: "We are disappointed in our performance this quarter. While we have been successful in replacing business that was lost during 2000 and in being awarded significant new business, we have not been able to offset external cost pressures from rising utility and transportation costs. We are still incurring a higher level of expenses at locations where we have consolidated plants, as well as locations where we are anticipating new business."

He further commented: "We have been awarded significant new business and will be commercializing much of this business in the latter part of this year. In addition, we are undertaking activities to offset external cost pressures to improve productivity and expect gradually improved results in the second half of 2001."

The Company will further review fiscal 2001 second quarter results in an earnings conference call on August 3, 2001 at 12:00 PM ET.

Consolidated Container Company is a leading U.S. developer, manufacturer and marketer of blow-molded rigid plastic containers for the beverage, consumer and industrial markets. The Company was created in 1999 through the merger of Reid Plastics Holdings with the domestic plastic packaging operations of Suiza Foods Corporation.

Vestar Capital Partners has completed over thirty investments since the firm's founding in 1988, with a total value of approximately $10 billion. These investments include Celestial Seasonings, Insight Communications, La Petite Academy, Michael Foods, Prestone Products, Pyramid Communications, Remington Products, St. John Knits and Wabtec Corporation. Vestar currently manages a committed equity capital pool of approximately $4 billion in four funds. Vestar has offices in New York, Denver, Paris and Milan.

This press release contains statements, estimates or projections, not historical in nature, that may constitute "forward-looking statements" as defined under U.S. federal securities laws. These statements, which speak only as of the date given, are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks are discussed in our Company's filings with the Securities and Exchange Commission including our Annual Report on Form 10-K, which filings are available from the SEC.

                 CONSOLIDATED CONTAINER COMPANY LLC AND SUBSIDIARIES
                        CONDENSED CONSOLIDATED BALANCE SHEETS
                              (DOLLARS IN THOUSANDS)


                                                                                        DECEMBER 31,         JUNE 30,
                                                                                            2000               2001
ASSETS                                                                                                     (UNAUDITED)

CURRENT ASSETS:
   Cash and cash equivalents                                                               $    8,956         $    22,815
   Investment securities                                                                          123                 117
   Accounts receivable                                                                         87,001             106,946
   Inventories                                                                                 39,516              44,628
   Other current assets                                                                        12,647              15,385
                                                                                           ----------         -----------
             Total current assets                                                             148,243             189,891

PROPERTY AND EQUIPMENT, Net                                                                   314,466             294,609

INTANGIBLES AND OTHER ASSETS                                                                  538,916             529,860
                                                                                           ----------         -----------
                                                                                           $1,001,625         $ 1,014,360
                                                                                           ==========         ===========
LIABILITIES AND MEMBER'S EQUITY

CURRENT LIABILITIES:
   Accounts payable                                                                        $   69,323        $    100,080
   Accrued liabilities                                                                         35,977              33,364
   Revolving credit facility                                                                   34,500              25,000
   Current portion of long-term debt                                                           22,996              26,230
                                                                                           ----------         -----------
           Total current liabilities                                                          162,796             184,674

LONG-TERM DEBT                                                                                530,971             519,125

OTHER LIABILITIES                                                                              29,417              28,759

MINORITY INTEREST                                                                                   0                   0

MEMBER'S EQUITY:
   Member's equity                                                                            279,032             282,445
   Foreign currency translation adjustment                                                       (591)               (643)
                                                                                           ----------         -----------
           Total member's equity                                                              278,441             281,802
                                                                                           ----------         -----------
                                                                                           $1,001,625          $1,014,360
                                                                                           ==========         ===========


               CONSOLIDATED CONTAINER COMPANY LLC AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                                               THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                         JUNE 30, 2000       JUNE 30, 2001     JUNE 30, 2000    JUNE 30, 2001

NET SALES                                                   $  193,145       $  211,722          $  378,301       $ 401,424
COST OF SALES                                                  158,525          182,709             313,017         344,083
                                                            ----------       ----------          ----------       ---------

GROSS PROFIT                                                    34,620           29,013              65,284          57,341

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE                     (8,921)         (10,260)            (18,473)        (19,567)
AMORTIZATION EXPENSE                                            (3,495)          (3,493)             (6,989)         (6,986)
RESTRUCTURING CHARGES                                            2,238                0               2,238               0
                                                            ----------       ----------          ----------       ---------

OPERATING INCOME                                                24,442           15,260              42,060          30,788

INTEREST EXPENSE, Net                                          (14,295)         (12,648)            (27,694)        (26,820)

OTHER INCOME (EXPENSE)                                             (21)             (74)                (63)            (65)
                                                            ----------       ----------          ----------       ---------

INCOME BEFORE MINORITY INTEREST                                 10,126            2,538              14,303           3,903

MINORITY INTEREST IN LOSS OF SUBSIDIARY                            108                0                 198               0
                                                            ----------       ----------          ----------       ---------

NET INCOME                                                      10,234            2,538              14,501           3,903

OTHER COMPREHENSIVE INCOME (LOSS)-
   Foreign currency translation adjustment                        (161)             141                  29             (51)
                                                            ----------       ----------          ----------       ---------

COMPREHENSIVE INCOME                                        $   10,073       $    2,679          $   14,530       $   3,852
                                                            ==========       ==========          ==========       =========









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